Exhibit 5.1

SIDLEY AUSTIN LLP 2850 QUARRY LAKE DRIVE, SUITE 280 BALTIMORE, MD 21209 +1 410 559 2880 +1 202 736 8711 FAX

 January 13, 2025

Opus Genetics, Inc.
37000 Grand River Avenue, Suite 120
Farmington Hills, MI 48335

Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”), File No. 333-276462, filed by Opus Genetics, Inc (f/k/a Ocuphire Pharma, Inc.), a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective on January 23, 2024. Pursuant to the Registration Statement, the Company is issuing up to $40,000,000 of shares (the “Shares”) of the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”). The Shares are to be sold by the Company pursuant to a Common Stock Sales Agreement dated January 13, 2025 between the Company and Leerink Partners LLC (the “Sales Agreement”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Company’s base prospectus dated January 23, 2024, as supplemented by the Company’s prospectus supplement dated January 13, 2025, relating to the Shares in the forms filed with the Commission pursuant to Rule 424(b) under the Securities Act (the “Prospectus”), the Sales Agreement, the Company’s certificate of incorporation (as amended and restated, the “Certificate of Incorporation”) and the resolutions adopted by the board of directors of the Company relating to the Registration Statement and the Sales Agreement. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that the issuance and sale of the Shares pursuant to the Sales Agreement have been duly authorized by the Company, and such Shares will be validly issued, fully paid and non-assessable when certificates representing such Shares shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof against payment of the agreed consideration therefor in an amount not less than the par value thereof or, if any such Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Shares to the purchasers thereof against payment of the agreed consideration therefor in an amount not less than the par value thereof, in accordance with the Sales Agreement.

Sidley Austin (DC) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Opus Genetics, Inc.
January 13, 2025

For the purposes of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of Shares: (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity thereof; (ii) the Certificate of Incorporation and  amended and restated by-laws of the Company, as currently in effect, will not have been modified or amended and will be in full force and effect; and (iii) the Company will have sufficient authorized and unissued shares of Common Stock from which to issue as the Shares.

This opinion letter is limited to the DGCL and the laws of the State of New York (excluding the securities laws of the State of New York). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to a Current Report on Form 8-K and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP